SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: June 16, 2002

(Date of earliest event reported)

Proxim Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-30993	52-2198231

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employee Identification No.)

935 Stewart Drive
Sunnyvale, California 94085

(Address of principal executive offices) (Zip Code)

Registrant’s telephone, including area code: (408) 731-2700

(Former name and former address, if changed since last report)

Item 5. Other Events

ORiNOCO Acquisition

     On June 17, 2002, Proxim Corporation (“Proxim”) and Agere Systems, Inc. (“Agere”) issued a joint press release announcing that they had entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”), as of June 14, 2002. Pursuant to the terms of the Asset Purchase Agreement, Proxim will acquire all assets primarily relating to the 802.11 wireless local area network (LAN) equipment business of Agere, including its ORiNOCO product line, in exchange for $65 million in cash.

     Upon the closing of the transactions contemplated by the Asset Purchase Agreement, Agere and Proxim will enter into:

•	a three-year supply agreement pursuant to which Agere will supply Proxim with chipset, modules and cards at specified prices;

•	a perpetual license to use Agere technology related to ORiNOCO business; and

•	a 7-1/2 year patent cross-license agreement for their respective patent portfolios (the “Patent Cross License”). Upon delivery of the Patent Cross License, the parties agreed to settle with prejudice the pending patent-related litigation between the two companies.

     The consummation of the transactions contemplated by the Asset Purchase Agreement is contingent upon expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, foreign regulatory approvals and other customary closing conditions. The transaction is not conditioned upon receipt of the financing described below.

Financing

     In order to finance the transactions contemplated by the Asset Purchase Agreement, Proxim entered into a Securities Purchase Agreement with Warburg Pincus Private Equity VIII, L.P. (“WP”), Broadview Capital Partners L.P. and Broadview Capital Partners Qualified Purchasers Fund L.P. (collectively the “Investors”), dated as of June 16, 2002, pursuant to which the Investors will invest $75 million in Proxim to finance the acquisition, the payment of related fees and expenses and for working capital requirements of Proxim.

     Under the terms of the Securities Purchase Agreement, Proxim will issue to the Investors shares of Series A convertible preferred stock (the “Series A Preferred”) with a liquidation preference equal to approximately $41 million and warrants to acquire approximately 6.708 million shares of Proxim’s common stock within 5 years following the closing for an exercise price of $3.0559 per share. The Series A Preferred is convertible into Proxim’s common stock at an initial conversion price of $3.0559 per share of common stock. The Series A Preferred Stock and warrants will collectively represent, on an as-converted and as-exercised basis, 19.9% of Proxim’s outstanding common stock as of the date of this Current Report.

     The Series A Preferred must be redeemed by Proxim not later than the fifth anniversary of the closing of the financing, and its liquidation preference will bear interest at 8%, compounded semi-annually, for the three years following the closing. During the fourth and fifth years following the closing, the Series A Preferred will be entitled to dividends equal to 8% of its liquidation preference per annum, payable in cash or shares of Proxim’s common stock valued at the then-market price.

     Proxim is required to file a shelf registration statement on Form S-3 with the Securities and Exchange Commission within 180 days following the closing of the financing. Upon effectiveness of such registration statement, the Investors will have the right to resell the Series A Preferred, any shares of common stock issuable upon conversion of the Series A Preferred, the warrants and shares of common stock issuable upon exercise of the warrants.

     Each share of Series A Preferred is convertible at any time following a meeting of Proxim stockholders to approve the financing (the “Special Meeting”) into that number of shares of Proxim’s common stock equal to the Series A Preferred’s liquidation preference divided by the conversion price in effect at the time of conversion. The conversion price is initially equal to $3.0559 and is subject to customary weighted average anti-dilution adjustments. Proxim can require the conversion of the Series A Preferred (i) after two years if the market price of its common stock exceeds 250% of the conversion price of the Series A Preferred for 30 consecutive days, (ii) after three years if the market price of its common stock exceeds 200% of the conversion price of the Series A Preferred for 30 consecutive days, and (iii) after four years if the market price of it’s common stock exceeds 150% of the conversion price of the Series A Preferred for 30 consecutive days.

     In the event that any person or company were to acquire 50% or more of Proxim’s common stock or Proxim were to experience a business combination transaction after which its stockholders will hold less than 50% of the stock of the combined company, the Series A Preferred will convert into shares of Proxim’s common stock if, on conversion, the Series A Preferred will receive not less than 110% of its liquidation preference in the transaction. If not, the Series A Preferred will not automatically convert and may be put back to Proxim at a price equal to 101% of its liquidation preference. In the event of a change of control within three years of the closing of the financing, the liquidation preference of the Series A Preferred will be increased to include three years’ worth of interest accrual.

     After the Special Meeting, the Series A Preferred will vote on an as-converted basis with Proxim’s common stockholders, except that the approval of the Series A Preferred stockholders is separately required in the event that Proxim were to amend its articles of incorporation or bylaws in a manner adverse to the Series A Preferred stockholders, offer to sell senior equity securities or make any payments or distributions, including dividends, with respect to its common stock. For so long as WP owns at least 25% of its shares of Series A Preferred or the shares of common stock issuable on conversion of the Series A Preferred, the Investors will have the right to nominate for election one member of Proxim’s board of directors, who will sit on all major board committees.

     At the closing, Proxim will also issue to the Investors approximately $34 million of convertible notes bearing interest at 10% per year. Pursuant to the convertible notes, Proxim will be subject to limitations on incurrence of indebtedness, granting of liens, sale of material assets and the payment of dividends.

     For so long as the Investors own 25% of the shares of Proxim common stock issuable to them pursuant to the Securities Purchase Agreement, such Investors shall (i) have a right to purchase their pro rata amount of any new issuances of equity securities by Proxim, (ii) not acquire any equity or debt securities that would cause them to beneficially own, in the aggregate, more than 40% of then outstanding common stock of Proxim and (iii) abide by the other terms of a customary “standstill” agreement with Proxim. The Investors also agreed to vote all of their shares in favor of the election of any nominee of the Board of Directors whose nomination was approved by the unanimous written consent of the Board of Directors.

     As promptly as practicable after the closing of the financing, Proxim will call the Special Meeting to approve the conversion of the convertible notes into additional shares of Series A Preferred and the issuance of warrants to purchase approximately 5.563 million shares of Proxim’s common stock to the Investors. If Proxim’s stockholders approve this proposal, the convertible notes will automatically convert into additional shares of preferred stock and the Investors will receive such warrants. These shares of Series A Preferred and warrants will have terms identical to those described above and, upon conversion and exercise, will collectively represent approximately 28% of Proxim’s outstanding common stock when added to the shares and warrants described above. In the event Proxim’s stockholders do not approve the conversion of the convertible notes and issuance of the warrants, the convertible notes may be immediately repaid by Proxim and must be repaid, upon demand, 120 days after the Special Meeting

     If the Board of Directors withdraws or adversely modifies its recommendation relating to the proposals at the Special Meeting, Proxim will be required to, within two business days of such withdrawal or modification, pay the Investors a $1.7 million termination fee. In addition, under the terms of the convertible notes, unpaid principal and accrued interest on the convertible notes would immediately become due and payable.

     The consummation of the transactions contemplated by the Securities Purchase Agreement is contingent upon expiration or termination of the waiting period under the HSR Act, the closing of the ORiNOCO acquisition under the terms of the Asset Purchase Agreement, and other customary closing conditions. The Asset Purchase Agreement is not conditioned upon receipt of the financing contemplated by the Securities Purchase Agreement. If each of the conditions under the Securities Purchase Agreement is not satisfied or waived, or if Proxim is unable to close the financing or secure alternative financing, by the closing date of the ORiNOCO acquisition, Proxim will not have sufficient funds or commitments available to satisfy its obligations under the Asset Purchase Agreement.

Voting Agreements

     Jonathan Zakin, Proxim’s Chairman and Chief Executive Officer and the beneficial owner of approximately 5% of the outstanding shares of common stock of Proxim, has agreed to vote such shares of common stock in favor of the financing proposal at the Special Meeting. In addition, affiliates of Ripplewood Investments L.L.C. that beneficially own approximately 27% of the outstanding shares of common stock of Proxim have agreed to vote such shares of common stock in favor of the financing proposal at the Special Meeting. In exchange for their voting agreement, the affiliates of Ripplewood Investments L.L.C. will be released, as of the record date for the Special Meeting, from the resale restrictions currently imposed on their shares of Proxim’s common stock under Section 2 of the stockholders agreement they entered into with Proxim on January 16, 2002. Proxim has generally agreed to indemnify affiliates of Ripplewood Investments L.L.C. against any losses or expenses incurred by them that arise from the transactions contemplated by the Securities Purchase Agreement or the voting agreement, excluding any losses and expenses arising from breach by these affiliates of the voting agreement to which they are a party.

     The Asset Purchase Agreement is attached as Exhibit 2.1 hereto and is incorporated herein by reference. The Securities Purchase Agreement is attached has Exhibit 2.2 hereto and is incorporated herein by reference. The joint press release announcing the transaction is attached as Exhibit 99.1 hereto and is incorporated herein by reference. The Voting Agreements are attached as Exhibits 99.2 and 99.3 hereto and are incorporated herein by reference. The Indemnification Agreement is attached as Exhibit 99.4 hereto and is incorporated herein by reference. The foregoing descriptions of such documents are qualified in their entirety by reference to such exhibits.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(c) Exhibits.

EXHIBIT NO.	TITLE

2.1	Asset Purchase Agreement, dated as of June 14, 2002, by and between Proxim Corporation and Agere Systems, Inc.

2.2	Securities Purchase Agreement, dated as of June 16, 2002, by and among Proxim Corporation, Warburg Pincus Private Equity VIII, L.P., Broadview Capital Partners L.P. and Broadview Capital Partners Qualified Purchasers Fund L.P.

99.1	Joint Press Release, dated June 17, 2002.

99.2	Voting Agreement, dated as of June 16, 2002, by and among Proxim Corporation, Ripplewood Partners, L.P. and Ripplewood Co-Investment Fund I, L.L.C.

99.3	Voting Agreement, dated as of June 16, 2002, by and between Proxim Corporation and Jonathan N. Zakin.

99.4	Indemnification Agreement, dated as of June 16, 2002, by and among Proxim Corporation, Ripplewood Partners, L.P., Ripplewood Co-Investment Fund I and Ripplewood Investments L.L.C.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROXIM CORPORATION (Registrant)

Dated: June 18, 2002	By:	/s/ Keith E. Glover Keith E. Glover Chief Financial Officer, Executive Vice President and Secretary

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EXHIBIT INDEX

EXHIBIT NO.	TITLE

2.1	Asset Purchase Agreement, dated as of June 14, 2002, by and between Proxim Corporation and Agere Systems, Inc.

2.2	Securities Purchase Agreement, dated as of June 16, 2002, by and among Proxim Corporation, Warburg Pincus Private Equity VIII, L.P., Broadview Capital Partners L.P. and Broadview Capital Partners Qualified Purchasers Fund L.P.

99.1	Joint Press Release, dated June 17, 2002.

99.2	Voting Agreement, dated as of June 16, 2002, by and among Proxim Corporation, Ripplewood Partners, L.P. and Ripplewood Co-Investment Fund I, L.L.C.

99.3	Voting Agreement, dated as of June 16, 2002, by and between Proxim Corporation and Jonathan N. Zakin.

99.4	Indemnification Agreement, dated as of June 16, 2002, by and among Proxim Corporation, Ripplewood Partners, L.P., Ripplewood Co-Investment Fund I and Ripplewood Investments L.L.C.

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